Exhibit 4(c)

AMENDMENT NO. TWO
TO THE
ATMOS ENERGY CORPORATION
RETIREMENT SAVINGS PLAN AND TRUST
AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2011

WHEREAS, ATMOS ENERGY CORPORATION (the “Company”) has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Amended and Restated Effective as of January 1, 2011 (the “Plan”); and

WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan to reflect changes in various annual dollar limitations imposed by the Internal Revenue Code of 1986, as amended, to provide for vesting upon employment termination for certain participant’s, to clarify eligibility for FACC contributions, and to clarify the contributions that are subject to the default investment fund;

NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan, except as otherwise provided herein effective as of January 1, 2013, as follows:

1.    Subsection 2.01(i)(2) of the Plan is amended by striking said Subsection and substituting in lieu thereof the following:

(2)    In addition to other applicable limits set forth in this Plan, the Compensation of each Participant taken into account for purposes of determining benefits under the Plan for a given Plan Year shall not exceed Two Hundred Fifty-Five Thousand Dollars ($255,000) (as increased by the Secretary of the Treasury in accordance with Code Section 401(a)(17)(B)). For purposes of determining Salary Reduction Contributions under Section 4.01 of the Plan, the annual limit under Code Section 401(a)(17)(B) shall be prorated per pay period during the Plan Year.

2.    Subsection 2.01(t)(2) of the Plan is amended by striking said Subsection and substituting in lieu thereof the following:

(2)    for the preceding Plan Year, the Participant or former Participant had Compensation from the Employer in excess of One Hundred Fifteen Thousand Dollars ($115,000), as adjusted by the Secretary of the Treasury. The $115,000 amount shall be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period is the calendar quarter ending September 30, 1996.

3.    Subsection 3.01(b)(2) of the Plan is amended, effective as of January 1, 2011, by adding, immediately after paragraph (B) the following new paragraph (C):

(C)
Each Employee of the Employer in the MVG Division who is a participant in the Atmos Energy Corporation Savings Plan for MVG Union Employees and the Atmos Energy Corporation Retirement Plan for MVG Union Employees (the “MVG Union Plans”) and covered by the collective bargaining agreement between the Employer and the International Chemical Workers Union Council, United Food & Commercial Workers Union International

and its Local 1047C (the “Union”) and who, on or after October 1, 2010, transfers to employment that is not covered by the collective bargaining agreement between the Employer and the Union providing for continued participation in the MVG Union Plans (“Non-Union Employment”), shall be eligible to receive allocations of Fixed Annual Company Contributions as of the later of (i) the first day of the payroll period coincident with or immediately following the date of transfer to Non-Union Employment, or (ii) the Entry Date coincident with or immediately following completion of one (1) year of Service.

4.    Subsection 5.03(a)(1) of the Plan is amended by striking said Subsection and substituting in lieu thereof the following:

(1)    Fifty-One Thousand Dollars ($51,000) (or such higher amount to which such amount shall be adjusted by the Secretary of the Treasury or his delegate pursuant to Code Section 415(d)), or

5.    The final paragraph of Subsection 5.03(b) of the Plan is amended by striking said paragraph and substituting in lieu thereof the following:

Notwithstanding the foregoing, total compensation shall not include any Compensation in excess of Two Hundred Fifty-Five Thousand Dollars ($255,000) or such larger amount as results from the adjustment provided for in Code Section 401(a)(17)(B). The adjustments under Code Section 401(a)(17)(B) in effect for a calendar year shall apply to Compensation for the Plan Year beginning with or within such calendar year.

6.    Subsection 5.04(a)(2)(C)(i) of the Plan is amended by striking said Subsection and substituting in lieu thereof the following:

(i)    An officer of an Employer or an Affiliate having annual compensation for the applicable Plan Year greater than One Hundred Sixty-Five Thousand Dollars ($165,000), as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002.

7.    Subsection 5.04(b) of the Plan is amended by striking said Subsection and substituting in lieu thereof the following:

(b)    Minimum Allocations. Notwithstanding the provisions of Section 5.02(b), (c) and, where applicable, (e), for any Year during which either the ESOP portion of the Plan or the Non-ESOP portion of the Plan is deemed a Top-Heavy Plan, the amount of Employer contribution for the Year to be allocated in the aggregate to the Safeharbor Matching Contributions Account, Employer Contributions Account and, where applicable, Matching Contributions Account of each Participant who is not a Key Employee shall not be less than the lesser of (i) three percent (3%) of the Participant’s total compensation for the Plan Year or (ii) the Participant’s total compensation for the Plan Year multiplied by the highest percentage obtained by dividing the amount of Employer contribution allocated in the aggregate to the Salary Reduction Contributions Account, Safeharbor Matching Contributions Account, Employer Contributions Account and, where applicable, Matching Contributions Account of any Key Employee for the Year by so much of the total compensation of such Key Employee for the Year as does not exceed Two Hundred Fifty-Five Thousand Dollars $255,000 (as automatically increased in accordance with the applicable treasury regulations); provided, however, that the requirement of this Section 5.04(b) shall not apply to the extent that the minimum allocations set forth herein are made under another defined contribution plan maintained by the Employer, provided, further, that the minimum allocations required herein shall be offset by any minimum benefit provided under a defined benefit plan maintained by an Employer.

8.    Subsection 6.03(a) of the Plan is amended, effective as of August 1, 2012, by adding the following at the end of said Subsection:

Notwithstanding the foregoing provisions of this Section 6.03(a), a Participant who terminated employment in connection with the sale of assets by the Company to Liberty Energy (Midstates) Corp. (“Liberty-Midstates”) effective as of August 1, 2012 and who became employed by Liberty-Midstates in connection with such sale of assets (a “Liberty-Midstates Transferred Participant”) shall be vested in the entire amount in his Fixed Annual Company Contributions Portion.

9.    Subsection 6.03(a) of the Plan is further amended, effective as of April 1, 2013, by adding the following at the end of said Subsection:

Notwithstanding the foregoing provisions of this Section 6.03(a), a Participant who terminated employment in connection with the sale of assets by the Company to Liberty Energy (Georgia) Corp. (“Liberty-Georgia”) effective as of April 1, 2013 and who became employed by Liberty-Georgia in connection with such sale of assets (a “Liberty-Georgia Transferred Participant”) shall be vested in the entire amount in his Fixed Annual Company Contributions Portion.

10.    Subsection 6.04(d) of the Plan is amended by striking the second paragraph of said Subsection and substituting in lieu thereof the following:

Unless the Participant elects otherwise, the ESOP portion of a Participant’s accounts which consists of Company Stock acquired after 1986 shall be distributed in a form providing no more than substantially equal periodic payments (not less frequently than annually) over a period not longer than the greater of (i) five (5) years, or (ii) in the case of a Participant whose accounts consisting of Company Stock acquired after 1986 exceed One Million Thirty-Five Thousand Dollars ($1,035,000) (as adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 409(o)(2) to reflect cost-of-living adjustments), five (5) years, plus an additional one (1) year (up to an additional five (5) years) for each Two Hundred Five Thousand Dollars ($205,000) (as adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 409(o)(2) to reflect cost-of-living adjustments) or fraction thereof by which the balance exceeds One Million Thirty-Five Thousand Dollars ($1,035,000) (as adjusted from time to time by the Secretary of the Treasury pursuant to section 409(o)(2) of the Code to reflect cost-of-living adjustments).

11.    Subsection 6.04(f) of the Plan is amended, effective as of August 1, 2012, by adding the following immediately following the first sentence of said Subsection:

In the event a Liberty-Midstates Transferred Participant who has a Plan loan outstanding at the time of his termination of employment with the Company elects a direct rollover of an eligible rollover distribution to the 401(k) plan established and maintained by Liberty-Midstates, such distribution shall include such Plan loan.

12.    Subsection 6.04(f) of the Plan is further amended, effective as of April 1, 2013, by adding the following immediately following the second sentence of said Subsection:

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In the event a Liberty-Georgia Transferred Participant who has a Plan loan outstanding at the time of his termination of employment with the Company elects a direct rollover of an eligible rollover distribution to the 401(k) plan established and maintained by Liberty-Georgia, such distribution shall include such Plan loan.

13.    Subsection 7.04(a) of the Plan is amended, effective as of January 1, 2011, by striking said Subsection and substituting in lieu thereof the following:

(a)    In General. Notwithstanding the preceding provisions of this Article VII, a Participant or Beneficiary shall have the right, in accordance with the provisions of this Section 7.04, to direct the Trustee as to the investment of (i) his Salary Reduction Contributions Account, (ii) any amounts held in his Employer Contributions Account, and (iii) any amounts in his Employee Contributions Account either in the ESOP portion of the Plan, or in the Non-ESOP portion of the Plan which consists of various investment media comprising a Diversified Fund. In addition, a Participant or Beneficiary shall have the right, as of any Valuation Date, in accordance with the provisions of this Section 7.04, to direct the Trustee to reinvest, in the Non-ESOP portion of the Plan, any amount invested in Company Stock in the ESOP portion of the Plan. Such investment directions shall be made in accordance with procedures established by the Committee and the requirements of Department of Labor Regulations § 2550.404c-1(b)(2)(i)(A), or any successor thereto. Should a Participant or Beneficiary fail to provide the Trustee with the investment directions described herein as to any Salary Reduction Contribution, or rollover contribution, or other amounts deposited in his Employer Contributions Account, or amounts deposited in his Employee Contributions Account, if any, such contribution or amount deposited shall be invested in the Diversified Fund which constitutes a “qualified default investment alternative” as defined in regulations issued under ERISA Section 404(c)(5), as selected by the Trustee. The Trustee may decline to implement instructions by a Participant or Beneficiary which (i) would result in a prohibited transaction described in Code Section 4975 or ERISA Section 406 and which would generate income that would be taxable to the Plan, or (ii) are described in Department of Labor Regulations § 2550.404c-1(d)(2)(ii), or any successor thereto.

IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. TWO TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2011 to be executed in its name on its behalf this 9th day of July, 2013, effective as of the dates set forth herein.

ATMOS ENERGY CORPORATION

By:	/s/ KIM R. COCKLIN
Kim R. Cocklin
President and Chief Executive Officer

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